Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2009 (except with respect to the effects of the discontinued operations as discussed in Note 2 as to which the date is October 12, 2009), with respect to the financial statements of Chaparral Energy, Inc. contained in the post effective amendment to the proxy statement/prospectus. We consent to the use of the aforementioned report in the proxy statement/prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

November 30, 2009